EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
AMONG
MARSHALL & ILSLEY CORPORATION,
FIC ACQUISITION CORPORATION
AND
FIRST INDIANA CORPORATION
Dated as of July 8, 2007

ANNEX A	EMPLOYEE BENEFIT MATTERS
ANNEX B	FORM OF OPINION OF COUNSEL TO SELLER
ANNEX C	FORM OF OPINION OF COUNSEL TO COMPANY

Index of Defined Terms

Section

Affiliate	9.3
Acquisition Proposal	9.3
Acquisition Transaction	9.3
Bank Secrecy Act	2.9(d)
BHCA	2.1(a)
Blue Sky Laws	2.5(b)
Business Day	9.3
Certificate	1.7(b)
Change of Recommendation	4.3(c)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.10(b)
Company	Preamble
Company Approvals	3.1(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.1(c)
Company Organizational Documents	3.2
Company SEC Reports	9.3
Company Subsidiary	3.1(a)
Company’s Board of Directors	Preamble
Confidentiality Agreement	4.8
Consent	9.3
Contract	9.3
Conversion	9.8
D&O Policy	6.5(b)
Effect	2.1(d)
Effective Time	1.2(b)
Environmental Claims	2.13
Environmental Laws	2.13
ERISA	2.10(a)
Exchange Act	2.5(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
Existing D&O Policy	4.1(e)
FDIC	2.1(b)
Federal Reserve Board	2.1(a)
FinCEN	2.9(d)
GAAP	2.7(b)
GLB Act	2.1(a)
Governmental Authority	1.7(d)
Hazardous Materials	2.13

Section

HSR Act	2.5(b)
IBCL	Preamble
Indemnified Parties	6.5(d)
IRS	2.10(a)
Knowledge	9.3
Law	9.3
Lien	9.3
Loan Property	2.13
Merger	Preamble
Merger Sub	Preamble
Merger Sub Common Stock	1.6(c)
Merger Sub’s Board of Directors	Preamble
M&I LLC	9.8
OCC	2.1(b)
OFAC	2.9(d)
Option Consideration	1.9
Option Plans	2.3
Options	2.3
Order	9.3
OTS	3.1(a)
Participation Facility	2.13
Patriot Act	2.9(d)
Per Share Consideration	1.6(a)
Person	9.3
Plans	2.10(a)
Preferred Share Purchase Right	9.3
Proceeding	9.3
Proxy Statement	2.11
Regulatory Authorities	9.3
Reimbursable Company Expenses	9.3
Rights	9.3
Rights Agreement	2.22
Sarbanes-Oxley	2.7(d)
SEC	2.7(a)
Section 409A	2.10(e)
Securities Act	2.5(b)
Seller	Preamble
Seller Approvals	2.1(b)
Seller Articles	1.4
Seller By-Laws	1.4
Seller Common Stock	1.6(a)
Seller Disclosure Schedule	Article II
Seller Material Adverse Effect	2.1(d)
Seller Reports	2.7(a)
Seller SEC Documents	2.7(c)
Seller SEC Reports	2.7(a)

v

Section

Seller Stockholders’ Meeting	2.11
Seller Subsidiary	2.1(a)
Seller’s Board of Directors	Preamble
Seller’s Board of Directors Recommendation	2.4
Shares	1.6(a)
Subsidiary	9.3
Subsidiary Organizational Documents	2.2
Subsidiary Securities	2.1(c)
Superior Offer	9.3
Surviving Corporation	1.1
Tax	2.15
Tax Returns	2.15
Termination Fee	8.3(b)
Title IV Plan	2.10(b)
Trust Securities	2.3
Voting Agreement	Preamble
WBCL	Preamble
WI DFI	1.2(b)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2007 (this “Agreement”), among MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”), FIC ACQUISITION CORPORATION, a Wisconsin corporation (the “Merger Sub”), and FIRST INDIANA CORPORATION, an Indiana corporation (the “Seller”). Capitalized terms used herein without definition are defined in the Sections of this Agreement specified in the index of defined terms attached hereto.
     WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”), the Merger Sub (the “Merger Sub’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Merger Sub to merge with and into the Seller (the “Merger”), pursuant to which the Seller would become a wholly-owned subsidiary of the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Wisconsin Business Corporation Law (the “WBCL”);
     WHEREAS, the Company’s Board of Directors, the Merger Sub’s Board of Directors and the Seller’s Board of Directors have each approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement; and
     WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company and the Merger Sub to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger (the “Voting Agreement”).
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I — THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, the WBCL and a Plan of Merger consistent with the terms and conditions hereof to be agreed to by the parties, at the Effective Time, the Merger Sub shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Seller shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     1.2 The Closing; Effective Time.
     (a) The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice after the last to occur of the following events: (i) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to the Merger and the other transactions contemplated hereby; and (ii) approval of this Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2; provided, however, that, at the Company’s election, the Closing may be deferred until the first Business Day of the calendar month after the month in which the conditions set forth in clauses (i) and (ii), above, have been satisfied. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.
     (b) Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Indiana and the Department of Financial Institutions of the State of Wisconsin (the “WI DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the IBCL and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCL and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Seller and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Seller and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Seller’s Articles of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Articles” and the “Seller By-Laws,” respectively), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.
     1.5 Directors and Officers. At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.
     1.6 Conversion of Securities.
     (a) At the Effective Time, by virtue of the Merger and without action on the part of the Company, the Merger Sub or the Seller, each share of the common stock, $0.01 par value, of the Seller together with the associated Preferred Share Purchase Right (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller

Common Stock held in the treasury of the Seller, and (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to Thirty-Two and No/100 Dollars ($32.00), without interest (the “Per Share Consideration”). For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i) and (ii), above.
     (b) Each share of Seller Common Stock held in the treasury of the Seller and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.
     (c) Each share of common stock, par value $0.01 per share, of the Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.
     1.7 Exchange of Certificates.
     (a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.
     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing shares of Seller Common Stock described in clauses (i) and (ii) of Section 1.6(a), above) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration, without interest, as provided in this Article I.
     (c) No Further Rights in the Shares. The Per Share Consideration paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, without interest thereon, and subject to Section 1.7(f). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (e) No Liability. None of the Company, the Merger Sub, the Surviving Corporation or the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.
     (f) Withholding Rights. Each of the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as the case may be.

     1.8 Stock Transfer Books. On the business day immediately preceding the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I.
     1.9 Stock Options. Each Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump-sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Seller Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Consideration over the exercise price per share of such Option (the “Option Consideration”); provided, that if the exercise price per share of any such Option is equal to or greater than the Per Share Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Seller, in consultation with the Company, shall take or cause to be taken any and all actions reasonably necessary, including amendment of the Option Plans, and shall use its reasonable best efforts to obtain any necessary consent of each holder of an Option, (i) to give effect to the treatment of Options pursuant to this Section 1.9, to the extent such treatment is not expressly provided for by the terms of the applicable Option Plans and related award agreements, and (ii) to cause the actions contemplated by this Section 1.9 to be in compliance with applicable Law, including Section 409A, if applicable. The Company shall pay the Option Consideration promptly after the Effective Time and shall use its reasonable best efforts to mail or deliver checks in an amount equal to the Option Consideration to the Option holders entitled thereto on the Closing Date.
ARTICLE II — REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as disclosed in the Seller SEC Reports or in the disclosure schedule delivered by the Seller to the Company prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates, the Seller hereby represents and warrants to the Company as follows:
     2.1 Organization and Qualification; Subsidiaries.
     (a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Seller is a financial holding company under the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”). Each direct or indirect Subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a national banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the United States of America or the state of its incorporation or organization, as the case may be. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Seller Material Adverse Effect.
     (b) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (“Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), and the Office of Comptroller of the Currency (the “OCC”), and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals.
     (c) A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock and/or other equity interests, as the case may be (“Subsidiary Securities”), of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of five percent (5%) of the outstanding equity securities of such Person.
     (d) As used in this Agreement, the term “Seller Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development (each an “Effect”) that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby; (b) any action taken or not taken by the Seller or the Seller Subsidiaries in accordance with the terms and covenants contained in this Agreement; (c) any changes in Laws or interpretations thereof that are generally applicable to the banking industry; (d) changes in GAAP that are generally applicable to the banking industry; (e) expenses reasonably incurred in connection with the transactions contemplated hereby; (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally, including, without limitation, changes in interest rates and loan delinquency rates (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole relative to other banking industry participants); or (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment Contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, in each case only if disclosed in Section 2.1(d) of the Seller Disclosure Schedule, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices or paid in accordance with such Contracts, agreements, plans or arrangements.
     (e) The minute books of the Seller and each of the Seller Subsidiaries contain complete and correct records of all material matters approved at all meetings of, and all corporate actions taken by, their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).
     2.2 Articles of Incorporation and By-Laws. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller Articles and the Seller By-Laws and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.
     2.3 Capitalization. The authorized capital stock of the Seller consists of 33,000,000 shares of Seller Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share, none of which shares of preferred stock are outstanding as of the date of this Agreement. As of July 6, 2007, (i) 16,525,072 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) 4,075,646 shares of Seller Common Stock are held in the treasury of the Seller, (iii) 643,776 shares of Seller Common Stock are subject to outstanding options to acquire shares of Seller Common Stock (the “Options”), issued pursuant to the Seller’s stock option plans disclosed in Section 2.3 of the Seller Disclosure Schedule (the “Option Plans”), (iv) Preferred Share Purchase Rights have been issued to holders of the Seller Common Stock, and (v) no undesignated shares are outstanding. The authorized capital stock of First Indiana Capital Trust I consists of 12,000 preferred securities, stated liquidation amount of $1,000 per security, and 372 common securities, stated liquidation amount of $1,000 per security, and the authorized capital stock of First Indiana Capital Statutory Trust II consists of 12,000 capital securities, stated liquidation amount of $1,000 per security, and 372 common securities, stated liquidation amount of $1,000 per security (collectively, “Trust Securities”). Except as set forth above in this Section 2.3, there are no outstanding Rights relating to the issued or unissued capital stock and/or other equity interests of the Seller, any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. Each Option (a) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (b) has an exercise price per share of Seller Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, (c) has a grant date identical to the date on which the Seller’s Board of Directors or any committee thereof actually awarded such Option, and (d)

qualifies for the tax and accounting treatment afforded to such Option as reflected in the Seller’s Tax Returns and the Seller’s financial statements. Section 2.3 of the Seller Disclosure Schedule contains a complete and correct description of all Options which do not fully vest upon consummation of the transactions contemplated by this Agreement, including the Merger. Section 2.3 of the Seller Disclosure Schedule sets forth all dividends and other distributions, if any, allocated to the shares of Seller Common Stock covered by the Options but unpaid as of the date hereof. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or Subsidiary Securities, as the case may be, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock and/or other equity interests since December 31, 2006. Each of the Subsidiary Securities is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller or a Seller Subsidiary, as the case may be, are owned free and clear of all voting rights and Liens whatsoever. All outstanding shares of Seller Common Stock and Subsidiary Securities were issued in compliance with all applicable Laws.
     2.4 Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the IBCL and the provisions of the Seller Articles and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, the Seller and, assuming due authorization, execution and delivery by the Company, is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
     2.5 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. Sections 23-1-42 and 23-1-43 of the IBCL are inapplicable to the execution, delivery or performance of this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger. Except for Sections 23-1-42 and 23-1-43 of the IBCL, no other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Indiana state law apply or purport to apply to the execution, delivery or performance of this Agreement or the Voting Agreement or any of the transactions contemplated hereby or thereby, including the Merger.
     (b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933 and the regulations promulgated thereunder, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as amended (the “Exchange Act”), state securities or blue sky laws and the regulations promulgated thereunder, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Indiana and the regulations promulgated thereunder, as amended, the filing and recordation of appropriate merger or other documents as required by the IBCL and the WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”). Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.
     2.6 Compliance; Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (a) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Seller Material Adverse Effect.

     2.7 Securities and Banking Reports; Financial Statements.
     (a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (“SEC”) since December 31, 2004, and, as of the date of this Agreement, has delivered or made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, respectively, (ii) all proxy statements relating to the Seller’s meetings of stockholders (whether annual or special) held since December 31, 2004, (iii) all Quarterly Reports on Form 10-Q filed by the Seller with the SEC since December 31, 2004, (iv) all Reports on Form 8-K filed by the Seller with the SEC since December 31, 2004, (v) all other reports or registration statements filed by the Seller with the SEC since December 31, 2004, and (vi) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since December 31, 2004 (collectively, the “Seller SEC Reports”) and (y) the Federal Reserve Board, the FDIC, the OCC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The parties agree that failure of the Seller’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Seller Material Adverse Effect.
     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC.
     (c) The Seller has made available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) the Seller SEC Reports filed prior to the date hereof, and (ii) Contracts which previously have been filed by the Seller with the SEC pursuant to the Securities Act and Exchange Act (together with the Seller SEC Reports, the “Seller SEC Documents”). The Seller has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Seller SEC Documents, and the SEC has not advised the Seller that any final responses are inadequate, insufficient or otherwise non-responsive. The Seller has made available to the Company complete and correct copies of all correspondence between the SEC, on the one hand, and the Seller and any of the Seller Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Seller’s Knowledge, none of the Seller SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
     (d) The Seller and, to the Seller’s Knowledge, each of its officers and directors, are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended (“Sarbanes-Oxley”), including, without limitation, Section 404 thereof and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market LLC. With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Seller with the SEC since December 31, 2004, the Chief Executive Officer and Chief Financial Officer of the Seller have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley at the time of such filing, and the statements contained in each such certification were true and correct. Further, the Seller has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Seller and the Seller Subsidiaries required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Seller’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Seller required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.
     (e) The Seller has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Seller’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Seller in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Seller’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Seller that involves management or other employees who have a significant role in internal controls. The Seller has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to the Seller’s auditors and audit committee since December 31, 2004. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
     (f) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Seller, other than loans that are subject to and that were made and continue to be in compliance with Regulation O under the Federal Reserve Act.
     (g) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller included in the Seller’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.
     (h) The Seller has not been notified by its independent registered public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Seller under the Securities Act or any periodic or current report filed by the Seller under the Exchange Act should be restated, or that the Seller should modify its accounting in future periods in a manner that would have, or would be reasonably expected to have, a Seller Material Adverse Effect.
     (i) Since December 31, 2006, none of the Seller, the Seller Subsidiaries, any executive officer of the Seller or, to the Seller’s Knowledge, any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. To the Seller’s Knowledge, no attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, general counsel, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.

     2.8 Absence of Certain Changes or Events.
     (a) Since December 31, 2006 to the date hereof, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2006, there has not been (i) any change in the financial condition, results of operations or business of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for regular, quarterly cash dividends on the Seller Common Stock with usual record and payment dates to the date of this Agreement and the purchase of Seller Common Stock pursuant to the Seller’s publicly announced stock repurchase program, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any Subsidiary Securities, (vi) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (ix) any union organizing activities.
     (b) To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services, except for any such use which would not have a Seller Material Adverse Effect. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.
     2.9 Absence of Proceedings and Orders.
     (a) There is no Proceeding pending or, to the Seller’s Knowledge, threatened in writing against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if determined adversely to the Seller or such Seller Subsidiary, would reasonably be expected to result in the Seller or such Seller Subsidiary incurring a liability in an amount equal to or greater than $100,000.
     (b) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or would reasonably be expected to have, a Seller Material Adverse Effect.
     (c) Except as set forth in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or its Quarterly Report on Form 10-Q for the quarter ended March 31,

2007 (without giving effect to any amendment filed after the date of this Agreement), neither the Seller nor any of the Seller Subsidiaries is subject to and, to the Seller’s Knowledge, there are no facts and/or circumstances in existence that will result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.
     (d) The Seller is not aware of, has not been advised of, and has no reason to believe in the existence of, any facts or circumstances which would cause it or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), the laws and regulations promulgated and administered by the Office of Foreign Asset Control (“OFAC”), any Order issued with respect to anti-money laundering by the United States Department of Justice or the United States Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”), any Order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, Title V of the GLB Act and the provisions of the information security program adopted pursuant to 12 C.F.R Part 40. The Seller is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or any of the Seller Subsidiaries to undertake any remedial action. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied in all respects with any requirements to file reports and other necessary documents as required by the Patriot Act, the Bank Secrecy Act or any other anti-money laundering Laws.
     2.10 Employee Benefit Plans.
     (a) Current Plans. The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements involving an obligation in excess of $25,000, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due (collectively, the “Plans”). The Seller has furnished or made available to the Company a complete and correct copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (“IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Plan and the materials submitted to obtain such letter, and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.
     (b) Absence of Certain Types of Plans. No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”), including, without limitation, any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as set forth in the Seller Disclosure Schedule or the Seller SEC Reports, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and except as set forth in the Seller Disclosure Schedule or the Seller SEC Reports, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
     (c) Compliance with Applicable Law. To the Seller’s Knowledge, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not have a Seller Material Adverse Effect. To the Seller’s Knowledge, the Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not have a Seller Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such Proceeding. Neither the Seller nor any Seller Subsidiary has incurred any liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and, to the Seller’s Knowledge, no condition exists that presents a material risk of incurring any such liability.

     (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to Section 19 of Revenue Procedure 2005-16, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.
     (e) Non-Qualified Deferred Compensation Plans. Any Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”) has been operated and administered by the Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.
     (f) Absence of Certain Liabilities and Events. To the Seller’s Knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor any Seller Subsidiary has incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would have a Seller Material Adverse Effect and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such liability.
     (g) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.
     (h) Employment Contracts. Neither the Seller nor any Seller Subsidiary is a party to any Contracts for employment, severance, consulting or other similar agreements with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries, except as set forth on Section 2.10(h) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.
     (i) Effect of Agreement. The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.
     2.11 Proxy Statement. The information contained in the proxy statement to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly inform the Company thereof. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.
     2.12 Title to Property. The Seller Disclosure Schedule identifies all real property owned by the Seller or any of the Seller Subsidiaries and identifies, to the Seller’s Knowledge, all real property leases pursuant to which the Seller or any of the Seller Subsidiaries is a party, either as a lessor or lessee. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby and which would not have a Seller Material Adverse Effect; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons any real or material amounts of personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring), except for any such default or event which has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect. All of the Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted, except for any defect as would not have a Seller Material Adverse Effect.
     2.13 Environmental Matters. To the Seller’s Knowledge and except for any Effect which has not had, or would reasonably be expected to have, a Seller Material Adverse Effect: (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (“Environmental Laws”); (ii) during and prior to the period of (a) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property; (iii) there is no asbestos or any material amount of urea formaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility; (v) neither the Seller nor any Seller Subsidiary has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiary of any Environmental Claim; and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiary or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law.
     The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a security interest and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private Proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including, without limitation, any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment.
     2.14 Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any Contract or any action by a Governmental Authority which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.
     2.15 Taxes. The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate Proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, consolidated, combined and unitary tax returns. For purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such Persons were owned, directly or indirectly, by the Seller. Neither the IRS nor any other Governmental Authority is now asserting, either through audits, administrative Proceedings or court Proceedings, any deficiency or claim for additional Taxes from the Seller or the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current Taxes not yet due, there are no material Tax Liens on any assets of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other Governmental Authority with respect to Taxes that would have a Seller Material Adverse Effect. No agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no Tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract or otherwise.
     2.16 Insurance. The Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect.
     2.17 Brokers. No broker, finder or investment banker (other than Sandler O’Neill & Partners, L.P.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     2.18 Seller Material Adverse Effect. Since December 31, 2006, there has not been any Effect that has had, or would be reasonably expected to have, a Seller Material Adverse Effect.
     2.19 Material Contracts. Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or as disclosed in Section 2.19 of the Seller Disclosure Schedule (which may reference other Sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which (i) is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within sixty (60) days of delivery of notice of such termination and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, in the aggregate over the term of such Contract; or (ii) would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.
     2.20 Opinion of Financial Advisor. The Seller has received the opinion of Sandler O’Neill & Partners, L.P. on the date of this Agreement to the effect that, as of the date of this Agreement, the Per Share Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, upon receipt of a written copy of such opinion, deliver a copy of such opinion to the Company.
     2.21 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.
     2.22 Rights Agreement. The Seller and the Seller’s Board of Directors have taken all necessary action to render the Rights Agreement dated November 14, 1997, between the Seller and Harris Trust and Savings Bank, as amended by the Amendment to Rights Agreement dated May 8, 2002 (the “Rights Agreement”), inapplicable to this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the holders of Seller Common Stock or the Seller’s Board of Directors, and neither the execution and delivery of this Agreement or the Voting Agreement nor the consummation of any of the transactions contemplated hereby or thereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Preferred Share Purchase Rights to become exercisable by the holders thereof.
     2.23 No Dissenter’s Rights. No dissenters’, appraisal or similar rights or demands shall be exercisable by any stockholder of the Seller in connection with the transactions contemplated by this Agreement, including the Merger, including, without limitation, under Section 23-1-44 of the IBCL.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company SEC Reports or in the disclosure schedule delivered by the Company to the Seller prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular

Section or subsection to which the information in the Company Disclosure Schedule relates, the Company hereby represents and warrants to the Seller as follows:
     3.1 Organization and Qualification; Subsidiaries.
     (a) The Company is a business entity duly organized, validly existing and in active status under the Laws of the State of Wisconsin, a registered bank holding company under the BHCA and a financial holding company under the GLB Act. Each direct or indirect Subsidiary of the Company (a “Company Subsidiary,” or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite power and authority and is in possession of all Consents and Orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the WI DFI, the Office of Thrift Supervision (the “OTS”) and the OCC, and neither the Company nor any Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not have a Company Material Adverse Effect.
     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect.
     (c) As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby; (b) any Effect resulting from compliance with the terms and conditions of this Agreement; (c) any decrease in the price or trading volume of the Company’s common stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect); (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry; (e) any Effect to the extent resulting from changes in GAAP which the Company or any of the Company Subsidiaries is required to adopt; (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other banking industry participants); or (g) actions contemplated and permitted by this Agreement.

     3.2 Organizational Documents. The Company has heretofore furnished or made available to the Seller a complete and correct copy of the Company’s organizational documents (the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company is not in breach of any of the provisions of the Company Organizational Documents.
     3.3 Authority. The Company has the requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, the Company and, assuming the due authorization, execution and delivery of this Agreement by the Seller, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
     3.4 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate the Company Organizational Documents or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws or Orders applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, except in the case of clauses (i) and (ii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.
     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking laws and regulations, the filing and recordation of appropriate merger or other documents as required by the IBCL and WBCL, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such Consents or to make such filings or notifications would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect.

     3.5 Absence of Proceedings and Orders.
     (a) There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Company Material Adverse Effect.
     (b) There is no Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or which would reasonably be expected to have, a Company Material Adverse Effect.
     3.6 Proxy Statement. The information, if any, supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, any Company Subsidiary or any of its or their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Seller thereof. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.
     3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
ARTICLE IV — COVENANTS OF SELLER
     4.1 Affirmative Covenants. The Seller hereby covenants and agrees with the Company and the Merger Sub that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will, and the Seller will cause each Seller Subsidiary, to:
     (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

     (b) use its reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;
     (c) use its reasonable best efforts to maintain and keep its properties which are necessary to the operation of its business in good repair and condition as at present, ordinary wear and tear excepted;
     (d) cooperate with the Company in its efforts to obtain information and title insurance with respect to real property owned or leased by the Seller or any of the Seller Subsidiaries, including, without limitation, efforts to communicate with and obtain Consents and/or estoppels from landlords and tenants, and the execution and delivery as of the Effective Time of standard title affidavits, deeds and other documents as may be reasonably necessary to reflect the transaction in the real estate records of the states in which real property is located and/or to obtain title insurance;
     (e) use its reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”);
     (f) perform in all material respects all obligations required to be performed by it under all material Contracts relating to or affecting its assets, properties and business;
     (g) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and
     (h) not to take any action or fail to take any action which can be expected to have a Seller Material Adverse Effect.
     4.2 Negative Covenants. Except (i) as permitted by or provided in this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided that prior to taking any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:
     (a) (i) except to maintain qualification pursuant to the Code or as contemplated in Annex A, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees, or (ii) except for normal increases in the ordinary cause of business consistent with past practices, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or other agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or other equity interests, except for (A) regular, quarterly cash dividends on the Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $0.21 per share for a dividend payable in 2007 or $0.22 per share for a dividend payable in 2008, and (B) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary;
     (c) except as contemplated by this Agreement, merge into any other Person, permit any other Person to merge into it or consolidate with any other Person, or effect any reorganization or recapitalization;
     (d) purchase or otherwise acquire any substantial portion of the assets, or more than five percent (5%) of any class of stock or other equity interests, of any Person other than in the ordinary course of business;
     (e) liquidate, sell, dispose of, or encumber any assets or acquire any assets with a value in excess of $100,000 outside of the ordinary course of business;
     (f) repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of the Options), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible securities) calling for issue thereof;
     (g) propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization or operating agreement, as the case may be;
     (h) change any of its methods of accounting in effect at December 31, 2006 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2006, except as may be required by GAAP; or
     (i) change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law or by a Regulatory Authority, including, without limitation:
     (i) acquire or sell any Contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $100,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $100,000 or having a term of more than five (5) years;
     (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any Liens to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice;

     (iii) make any investment with a maturity of five (5) years or more;
     (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $100,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;
     (v) enter into any Contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material Contract rights, Liens, debts or claims, not in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by United States government or agency securities), or impose, or suffer the imposition of, on any material asset of the Seller or any Seller Subsidiaries, any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller SEC Reports) and in no event with a value in excess of $100,000 individually;
     (vi) settle any Proceeding or controversy of any kind for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;
     (vii) purchase any new financial product or instrument outside of the ordinary course of business which involves entering into a Contract with a term of six (6) months or longer;
     (viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually;
     (ix) take any action or fail to take any action which would be reasonably expected to have a Seller Material Adverse Effect;
     (x) take any action that would adversely affect or delay the ability of the Seller to perform any of its obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied; or
     (xi) agree in writing or otherwise to do any of the foregoing.
     4.3 No Solicitation of Transactions.
     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:
     (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;
     (ii) participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or
     (iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 4.3(a) shall not prohibit the Seller or the Seller’s Board of Directors from:
     (A) furnishing material nonpublic information (other than information regarding the Company or the Merger Sub supplied to the Seller by the Company or the Merger Sub) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.3(a), or
     (B) taking the actions described in the proviso of subsection (c), below, as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.3(a).
     At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall:
     (i) give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person; and
     (ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).
     Nothing in this Section 4.3(a) shall prevent the Seller or the Seller’s Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Seller and the Seller Subsidiaries will immediately cease, and will cause each of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.3. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3 by any officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 4.3 by the Seller.
     (b) In addition to the obligations of the Seller set forth in Section 4.3(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.
     (c) Except as provided herein below: (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due primarily to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) and (ii) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.
     (d) Notwithstanding anything to the contrary contained in this Section 4.3, in the event that the Seller’s Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.
     4.4 Update Disclosure; Breaches.
     (a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Schedule on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.4(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.4 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.
     (b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.
     4.5 Delivery of Stockholder and Option Information. The Seller shall deliver or arrange to have its transfer agent deliver, as the case may be, to the Company or its designee, from time to time prior to the Effective Time, a complete and correct list setting forth the names and addresses of the Seller stockholders and holders of Options, their holdings of stock or

Options as of the latest practicable date, and such other information as the Company may reasonably request.
     4.6 Loan and Investment Policies. The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period from the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII. To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of an amount to be agreed for any commercial loan, single-family residential loan or consumer loan; (ii) making, committing to make or renewing any loan to any Affiliate of the Seller or the Seller Subsidiaries or any family member of such Affiliate or any entity in which such Affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of an amount to be agreed with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of an amount to be agreed; or (v) entering into any Contract under which the Seller or any Seller Subsidiary will be bound to pay in excess of an amount to be agreed over the life of such Contract or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any Contract to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable Law, the Company shall have the right to designate one (1) observer to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.
     4.7 Access and Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and the Seller Subsidiaries and any other information relating to the Seller and the Seller Subsidiaries that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review; (b) review the financial statements of the Seller; (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement; (d) confirm compliance by the Seller with the terms of this Agreement; and (e) prepare for the consummation of the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.7 shall not unreasonably interfere with the business and operations of the Seller. The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), directly contact any customers or key employees of the Seller. General advertisements by the Company will not be deemed a violation of the preceding sentence.
     4.8 Confidentiality Agreement. The Seller agrees that the Confidentiality Agreement dated July 5, 2007, between the Company and the Seller (the “Confidentiality Agreement”) shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement for the period set forth therein.
     4.9 Resignations. The Seller shall obtain and deliver to the Company at the Closing evidence reasonably satisfactory to the Company of the resignation, effective as of the Effective Time, of those directors and officers of the Seller and Seller Subsidiaries designated by the Company to the Seller prior to the Closing.
ARTICLE V — COVENANTS OF THE COMPANY AND THE MERGER SUB
     5.1 Affirmative Covenants. The Company and the Merger Sub hereby covenant and agree with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule or in the Company SEC Reports, (iii) as required by Law or a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, each of the Company and the Merger Sub will, and the Company will cause each other Company Subsidiary, to:
     (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and
     (b) conduct its business in a manner that does not violate any Law, except for possible violations which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
     5.2 Negative Covenants. Except as disclosed in the Company Disclosure Schedule or in the Company SEC Reports or as otherwise contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, neither the Company nor the Merger Sub shall, or agree to commit to, or, in the case of the Company, permit any Company Subsidiaries to, without the prior written consent of the Seller, take any action that would adversely affect or delay the ability of the Company or the Merger Sub to perform any of their obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied.
     5.3 Breaches. The Company and the Merger Sub shall, in the event either of them becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of their respective representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use their reasonable best efforts to prevent or promptly remedy the same.
     5.4 Confidentiality Agreement. The Company agrees that the Confidentiality Agreement shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement for the period set forth therein.

ARTICLE VI — ADDITIONAL AGREEMENTS
     6.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Seller shall prepare the Proxy Statement relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller. Each of the Seller, the Company and the Merger Sub shall furnish all information concerning itself and its Affiliates, officers and directors that is required to be included in the Proxy Statement. The Seller shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the execution of this Agreement. The Seller shall promptly notify the Company upon receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the other filings and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the other filings. If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, the Company, the Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Seller, the Company or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be, to the extent required by applicable Law, disseminated to the stockholders of the Seller. Notwithstanding anything to the contrary stated above, prior to mailing the Proxy Statement (or any amendment or supplement thereto) to the stockholders of the Seller or responding to any comments of the SEC with respect thereto, the Seller shall provide the Company an opportunity to review and comment on such document or response and shall include in such document or response all comments reasonably proposed by the Company.
     6.2 Meeting of Seller’s Stockholders. The Seller shall promptly, after the Proxy Statement becomes effective, take all action necessary in accordance with the IBCL, the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting. The Seller shall use its reasonable best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the IBCL to approve the Merger, except as otherwise provided in Section 4.3(c), above.
     6.3 Appropriate Action; Consents; Filings. The Seller, the Company and the Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents and Orders required under Law (including, without limitation, all rulings and approvals of Governmental Authorities) and from parties to Contracts required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and any other applicable federal or state securities laws, (B) the BHCA and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company, the Seller and the Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, and shall use their respective reasonable best efforts to file all applications required to be filed with the Federal Reserve Board, the OCC or any other federal or state banking regulator no later than thirty (30) days after the execution of this Agreement by the parties. The Seller, the Company and the Merger Sub shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement, and shall furnish the other party with copies of all such applications and filings and correspondence to and from such party with respect thereto. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable best efforts to take all such necessary action.
     6.4 Employee Benefit Matters. Annex A attached hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of the Seller and the Seller Subsidiaries.
     6.5 Directors’ and Officers’ Indemnification and Insurance.
     (a) By virtue of the occurrence of the Merger, and subject to the limitations imposed by Section 18(k) of the Federal Deposit Insurance Act, as amended by the Crime Control Act of 1990 and the regulations issued thereunder, including, without limitation, 12 C.F.R. Part 359, the Surviving Corporation shall from and after the Effective Time succeed to the Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors and officers of the Seller and the Seller Subsidiaries as provided in the Seller Articles, the Seller By-Laws and indemnification agreements of the Seller or the Seller Subsidiaries with respect to matters occurring prior to the Effective Time. Section 6.5 of the Seller Disclosure Schedule contains a complete and correct list of all indemnification arrangements to which the Seller is a party on the date of this Agreement. The Seller agrees not to amend or enter into new indemnification arrangements or agreements from and after the date hereof.
     (b) From and after the Effective Time, the Company agrees to use its commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities (the “D&O Policy”) for all present and former directors and officers of the Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that the Company’s obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained the D&O Policy in accordance with this subsection (b) for a period of six (6) years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding two hundred fifty percent (250%) of the annualized premium in effect on the date of this Agreement and disclosed on Section 6.5 of the Seller Disclosure Schedule; provided, further however, if the Company fails to maintain the D&O Policy in accordance with this subsection (b) for six (6) years from the Effective Time, the Company will indemnify and hold all present and former directors and officers of the Seller covered by the Existing D&O Policy harmless against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorney’s fees, disbursements and court costs) and actions with respect to acts, omissions, and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy to the same extent as coverage would have been provided to such persons had the D&O Policy in accordance with this subsection (b) been maintained by the Company for a period of six (6) years from and after the Effective Time.
     (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.5.
     (d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.
     6.6 Notification of Certain Matters. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller, the Company or the Merger Sub, as the case may be, contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller, the Company or the Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     6.7 Public Announcements. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.
     6.8 Customer Retention. To the extent permitted by applicable Law, the Seller shall, and shall cause each Seller Subsidiary to, use all reasonable best efforts to assist the Company in its efforts to retain the Seller’s and the Seller Subsidiaries’ customers for the Surviving

Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.
     6.9 NASDAQ Delisting. The Surviving Corporation shall use its reasonable best efforts, and the Company shall cause the Surviving Corporation to use its reasonable best efforts, to cause the Shares to no longer be listed on the NASDAQ Stock Market LLC and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
     6.10 Additional Documents. From time to time, as and when requested by a party hereto, each party shall execute and deliver any additional agreements, instruments, documents and certificates which are consistent with the terms and conditions of this Agreement and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VII — CONDITIONS OF MERGER
     7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.
     (b) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.
     (c) HSR. All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the United States Department of Justice.
     (d) Regulatory Approval. The Merger shall have been approved by the OCC and the WI DFI and neither of such approvals shall contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired. All documents required to be filed with any state agency or recorded at the county level in connection with such approval shall be filed or recorded at the Effective Time.
     (e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

     7.2 Additional Conditions to Obligations of the Company and the Merger Sub. The obligation of the Company and the Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time (or, if an earlier time is set forth in this Section 7.2, at such earlier time) of the following conditions:
     (a) Representations and Warranties. Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.4 or 6.6, above, and except for Section 2.18, above, which is provided for in subsection (g), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller contained in this Agreement that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to the foregoing effect.
     (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
     (c) Consents Obtained. (i) The Seller shall continue to possess all Seller Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and made by the Seller, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Seller Material Adverse Effect.
     (d) No Challenge. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.
     (e) Opinion of Counsel. The Company shall have received from Bose McKinney & Evans LLP, or other independent counsel to the Seller reasonably satisfactory to the Company, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex B attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company. In rendering such opinion, Bose McKinney & Evans

LLP or such other legal counsel may require and rely upon representations and covenants contained in certificates of officers of the Seller.
     (f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority which imposes any condition or restriction upon the Company, the Merger Sub or the Seller or their respective subsidiaries (or the Surviving Corporation after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.
     (g) No Material Adverse Changes. Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Seller Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to that effect.
     7.3 Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Without giving effect to any notice to the Seller under Sections 5.3 or 6.6, above, (i) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, or individuals performing similar functions, to the foregoing effect.
     (b) Agreements and Covenants. Each of the Company and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
     (c) Consents Obtained. (i) The Company and the Merger Sub shall continue to possess all Company Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Company and the Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by the Company and the Merger Sub of the transactions contemplated hereby shall have been obtained and made by the Company and the Merger Sub, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Company Material Adverse Effect.
     (d) No Challenge. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Company and the Company Subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect or a Seller Material Adverse Effect.
     (e) Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel to the Company reasonably satisfactory to the Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex C attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company.
     (f) No Material Adverse Changes. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Company Material Adverse Effect. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company, or individuals performing similar functions, to that effect.
ARTICLE VIII — TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement, as applicable:
     (a) by mutual written consent duly authorized by the Company’s Board of Directors and the Seller’s Board of Directors;
     (b) by either the Seller or the Company if the Merger shall not have been consummated by February 29, 2008 (or March 31, 2008, if the reason the Merger has not been consummated by such earlier date is due to the fact that the Company, despite its prompt and diligent actions, has not received the approval of the OCC or the Federal Reserve Board pursuant to Section 3(a)(5) of the BHCA (12 U.S.C. § 1842(a)(5)), or any required waiting periods shall have not yet expired or been terminated), unless extended by the Company’s Board of Directors and the Seller’s Board of Directors for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;

     (c) by either the Seller or the Company if a Governmental Authority shall have issued a non-appealable final Order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the Merger;
     (d) by either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;
     (e) by the Seller, upon a breach of any covenant or agreement on the part of the Company or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Merger Sub of a covenant or agreement was unintentional and is curable by the Company or the Merger Sub through exercise of commercially reasonable best efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company or the Merger Sub, as the case may be, continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company or the Merger Sub is cured during such ten (10) day period);
     (f) by the Company, upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller of a covenant or agreement was unintentional and is curable by the Seller through exercise of its commercially reasonable best efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) days after delivery of written notice from the Company to the Seller of such breach, provided, that the Seller continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten (10) day period);
     (g) by the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement;
     (h) by the Seller prior to the vote of the stockholders of the Seller, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior

Offer pursuant to and in accordance with Section 4.3, above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i), below;
     (i) by the Company:
     (i) if any of the conditions to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company and the Merger Sub to comply with or perform any covenant or obligation of the Company and the Merger Sub set forth in this Agreement); or
     (ii) in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time;
     (j) by the Seller:
     (i) if any of the conditions to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or
     (ii) in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time.
     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth therein, and (iii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.
     8.3 Fees and Expenses.
     (a) Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Sections 8.3(b)(i) through (b)(iii), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to Section 8.3(b), all of the Reimbursable Company Expenses by delivery of immediately available funds.
     (b) (i) The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, an amount equal to Eighteen Million Three Hundred Thousand and No/100 Dollars ($18,300,000.00) (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.1(h), above.
     (ii) If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.
     (iii) If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.2, above), or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal (other than by the Company and the Merger Sub) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement such Acquisition Proposal is consummated or the Seller enters into a Contract providing for such Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.
     (iv) The Seller acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and the Merger Sub would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.3(b), the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

     8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies by the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.
ARTICLE IX — GENERAL PROVISIONS
     9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I, Sections 1.9, 6.4, 6.5 and 6.7, above, shall survive the Effective Time indefinitely and those set forth in Sections 4.8, 5.4, 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.
     9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation), or when sent by facsimile (with confirmation), in each case to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like notices of changes of address or telecopy number) and shall be effective upon receipt:
(a)	If to the Seller:

First Indiana Corporation 135 North Pennsylvania Street, Suite 2800 Indianapolis, IN 46204

Attention:	Reagan K. Rick
Secretary and General Counsel
Facsimile:	(317) 269-1292
(b)	With a copy to:

Bose McKinney & Evans LLP 2700 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, IN 46204

Attention:	David A. Butcher
Facsimile:	(317) 223-0123

(c)	If to the Company or the Merger Sub:

Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202

Attention:	Randall J. Erickson
Senior Vice President, Chief Administrative Officer and
General Counsel
Facsimile:	(414) 765-7899
     With a copy to:
     Godfrey & Kahn, S.C.
     780 North Water Street
     Milwaukee, WI 53202

Attention:	Christopher B. Noyes
Dennis F. Connolly
Facsimile:	(414) 273-5198
     9.3 Certain Definitions. For purposes of this Agreement, the term:
     “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.
     “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:
     (i) any acquisition or purchase from the Seller by any Person of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;
     (ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than fifteen percent (15%) of the assets of the Seller or any of the Seller Subsidiaries; or
     (iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.
     “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of five percent (5%) or more. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Business Day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed.
     “Company SEC Reports” means all forms, reports and documents filed by the Company or any Company Subsidiary with the SEC since December 31, 2004, including, without limitation, (i) the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, (ii) the Company’s proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2004, (iii) the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2004, (iv) the Company’s reports on Form 8-K filed with the SEC since December 31, 2004, (v) all other reports or registration statements filed by the Company with the SEC since December 31, 2004, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2004.
     “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.
     “Contract” shall mean any agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any letter of intent or memorandum of understanding.
     “Knowledge” as used with respect to a party (including references to such party being aware of a particular matter) shall mean (i) those facts that are actually known by the Chairman, Chief Executive Officer, President or Chief Financial Officer of such party, or individuals performing similar functions, or any other officer of such party, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such party’s operations and business, including reasonable inquiries to key personnel and a review of, and discussions with key personnel regarding, the books, records and operations of such party.
     “Law” shall mean any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.
     “Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person and (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business.
     “Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.
     “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity, group (as defined in Section 13(d) of the Exchange Act) or Governmental Authority.
     “Preferred Share Purchase Right” shall mean a right to purchase certain capital stock of the Seller in the manner described in the Rights Agreement.
     “Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.
     “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the WI DFI, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the parties and their respective subsidiaries.
     “Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company, the Merger Sub and their Affiliates) incurred by the Company, the Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.
     “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.
     “Subsidiary” means, with reference to any corporation, partnership, limited liability company, business trust, joint venture or other entity, ownership by such entity, directly or indirectly, of fifty percent (50%) or more of the voting equity of such entity, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

     “Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions:
     (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those stockholders of the Seller immediately preceding such transaction will hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction;
     (ii) a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group; or
     (iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Seller;
provided, however, that in each of clause (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller stockholders (taking into account the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the written opinion of a financial advisor of nationally recognized reputation (which includes the Seller’s current financial advisor) to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Per Share Consideration).
     9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     9.6 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and, except as set forth in Section 9.9, below, are not intended to confer upon any other Person any rights or remedies hereunder.
     9.7 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Company of its obligations hereunder.
     9.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the general applicability of the foregoing, the Seller acknowledges receiving a copy or having access to the Company’s Current Report filed on Form 8-K on April 4, 2007, relating to the Company’s sponsored-spin transaction involving Warburg Pincus LLC and Metavante Corporation, pursuant to which, among other things, the Company will be converted (the “Conversion”) into a Wisconsin limited liability company (“M&I LLC”). The Seller further acknowledges that M&I LLC shall succeed to the Company’s rights and obligations under this Agreement as a result of the Conversion without any action by the parties.
     9.9 Parties in Interest. Subject to Section 9.7, above, this Agreement (including Annex A attached hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.4 and 6.5, above (which are intended to be for the benefit of and may be enforced by the employees of the Seller and the Seller Subsidiaries and the Indemnified Parties).
     9.10 Governing Law. Except to the extent that the laws of the State of Indiana are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.
     9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     9.12 Time is of the Essence. Time is of the essence as to all performance under this Agreement.
     9.13 Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by either party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate Proceeding, including an action for the specific performance of any provision herein or any other remedy granted by Law, equity or otherwise, in each case without posting a bond. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other Proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other Proceeding. The sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court having jurisdiction in Milwaukee County, Wisconsin. Each party hereby waives, to the fullest extent permitted by law: (i) any objections that it may now or hereafter have to venue of any suit, action or other Proceeding brought in such court; (ii) any claim that any suit, action or other Proceeding brought in such court has been brought in an inconvenient forum; and (iii) any defense it may now or hereafter have based on lack of personal jurisdiction in such forum.
     9.14 Interpretation. When a reference is made in this Agreement to Articles, Sections, Annexes or Schedules, such reference will be to an Article or Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other Schedules and all Annexes hereto, will be deemed part of this Agreement and included in any reference to this Agreement. All of the representations and warranties of the Seller are qualified by and subject to the Seller Disclosure Schedule and the Seller SEC Reports even if not expressly referenced in a section of Article II. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other parties” will be deemed to refer to the Seller, the Company or the Merger Sub, as the case may be.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company, the Merger Sub and the Seller have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: FIRST INDIANA CORPORATION
By:	/s/ Robert H. Warrington
Robert H. Warrington
President and Chief Executive Officer

COMPANY: MARSHALL & ILSLEY CORPORATION
By:	/s/ Mark F. Furlong
Mark F. Furlong
President and Chief Executive Officer

MERGER SUB: FIC ACQUISITION CORPORATION
By:	/s/ Mark F. Furlong
Mark F. Furlong
President

ANNEX A
EMPLOYEE BENEFIT MATTERS
1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time, unless otherwise agreed between Seller and the Company (i) Seller or Seller Subsidiaries will not increase the base salaries of their respective employees except on such employees’ annual review date or except to the extent necessary for limited specific individuals to account for market adjustments, provided however such increases shall be in the ordinary course of business in accordance with past practices, shall not exceed in the aggregate 4% on an annualized basis for those employees without employment agreements and there shall be no increases for employees with employment agreements; (ii) no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries except consistent with existing bonus or incentive programs and in the ordinary course of business in accordance with past practices; (iii) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will not be amended or modified except as required by, or necessary to comply with, applicable law, including to comply with Section 409A of the Internal Revenue Code, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries, except as provided herein; (iv) there will be no officer title promotions, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (v) no new consulting agreements or employment continuation agreements, if any, will be granted to employees of Seller or Seller Subsidiaries and the existing consulting and employment continuation agreements of Seller and Seller Subsidiaries will not be amended, except as provided herein or in the Consulting Agreements executed simultaneously herewith; (vi) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, other than as provided herein or required to maintain the tax-qualified status of any such retirement programs; and (vii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer, or as provided in the employee’s employment agreement, if any. The Company agrees that it will not knowingly amend or unreasonably omit to take any action with respect to any existing arrangement in a manner that would result in additional employee tax under Section 409A of the Internal Revenue Code.
2. General.
(a) Transferred Employees. Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.” After the Effective Time, the Transferred Employees shall be integrated into the Company’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of the referenced plans, except as otherwise provided in the Agreement and this Annex A. If the Company terminates a Transferred Employee’s employment with the Company within the first twelve months after the Effective Time, the amount of severance to which such Transferred Employee would be entitled is as set forth in the Company’s Reduction-In-Force Severance policy provided to the Seller. Thereafter, if the Company terminates a Transferred Employee’s employment, the amount of severance to which such Transferred Employee may be entitled will be as set forth in the Company’s severance plans as then in effect, and Transferred Employees will be given full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary) for purposes of the Company’s severance plans as then in effect.
(b) Credit for Past Service. After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including, without limitation, initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company. Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.
(c) Waiver of Certain Limitations. The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans.
(d) Company’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex, and the Company hereby reserves such right.
3. Employee Welfare Plans. The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time. Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans

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and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit under the Company’s plans for co-pays, deductibles and similar limits incurred under Seller’s plans during such plan year. Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.
4. 401(k) Profit Sharing Plan, Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”) and Supplemental Benefit Plan Agreement With Key Executives (“Supplemental Plan”).
     (a) Prior to the Effective Time, Seller shall not make any discretionary employer contributions to Seller’s 401(k) Profit Sharing Plan, its Supplemental Plan or the Pentegra Plan except to the extent consistent with past practice, unless otherwise agreed between Seller and the Company.
     (b) At or prior to the Effective Time, Seller shall cause the cessation of all benefit accruals under the Pentegra Plan by its employees, and Seller shall provide all affected participants and alternate payees with written notice at least 45 days in advance of such change, unless the parties agree to a notice period as short as 15 days.
     (b) At or prior to the Effective Time, Seller shall cause all benefit accruals under the Supplemental Plan to cease.
     (d) At or after the Effective Time, the Seller’s 401(k) Profit Sharing Plan shall be frozen, and this plan will be merged into the Company’s Retirement Program subsequent to the Effective Time. Immediately after the Effective Time, the Transferred Employees will participate in the M&I Retirement Program on the same basis as other M&I employees.
5. Code Section 125 Plans. Company shall, or shall cause its affiliates, to either (i) maintain any Code Section 125 plans of the Seller and Seller Subsidiaries (the “Seller 125 Plans”) for the remainder of the calendar year in which the Effective Time occurs, or (ii) terminate any Seller 125 Plans after the Effective Time and either allow the Transferred Employees to participate in the Company’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for the Transferred Employees who were participating in the Seller 125 Plans and transfer the account balances of such employees under the Seller 125 Plans to the New 125 Plan. Until the Transferred Employees are integrated into the New 125 Plan, any Seller 125 Plans shall remain in effect.
6. Options, Deferred Shares and Restricted Stock.
(a) Options. In accordance with Section 1.9 of the Agreement and the provisions of the relevant plan documents, each Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be cancelled as of the Effective Time, in exchange for a lump-sum payment from the Surviving Corporation.

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(b) Deferred Shares and Restricted Stock Issued Pursuant to the 2006-2008 Long Term Incentive Plan. In accordance with the provisions of the relevant plan documents (where change in control is discussed) and previous disclosures in the Seller SEC Reports, (i) all outstanding deferred shares that are unvested at the Effective Time of the Merger shall become vested and be paid in cash, before applicable withholding, based on a $32.00 per share price, upon consummation of the Merger, and (ii) all outstanding restricted shares issued pursuant to the 2006-2008 Long Term Incentive Plan that are unvested at the Effective Time of the Merger shall be canceled and cash payments, before applicable withholding, in an amount equal to $32.00 per share shall become vested and be paid in cash upon consummation of the Merger.
(c) Other Restricted Stock. Except to the extent provided above, any other restricted stock issued by the Seller shall be canceled and cash payments, before applicable withholding, in an amount equal to $32.00 per share plus interest at M&I’s money market index account rate from the date of the Merger to the date of payment, shall be paid upon the earliest of: (i) the normal vesting date or an agreed upon retention date (the “Vesting Date”), provided the employee remains continuously employed with Company or its subsidiaries through the Vesting Date, (ii) the date of termination of the employee’s employment if the employee’s position is involuntarily impacted or the employee terminates employment for Good Reason prior to the Vesting Date, otherwise no payment shall be due; or (iii) an accelerated date relating to all or any portion of any award, if and upon such conditions as determined in the sole discretion of the Company. For purposes hereof, “Good Reason” shall mean a reduction in the employee’s annual base salary in effect at the Effective Time of the Merger, or the Company requires the employee, without his or her consent, to relocate his or her principal business office to a location more than 30 miles from where the employee is employed at the Effective Time of the Merger.
(d) Consistent with previous disclosures in the Seller SEC Reports, any payment pursuant to this Section 6 will not be included in compensation for purposes of determining benefits under any nonqualified plan in which the employee participates.
(e) To avoid any ambiguity, the options, deferred shares and restricted stock discussed in this Section 6 shall vest and shall be payable in accordance with the terms set forth in this Section 6.
(f) The Seller agrees to use its reasonable best efforts to obtain any agreements necessary or advisable to effectuate the foregoing.
7. Section 409A. Adjustments may need to made to the foregoing to the extent necessary to comply with Section 409A of the Internal Revenue Code.

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ANNEX B
Form of Opinion of Counsel to Seller
     1. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement. Each Seller Subsidiary is a national banking association, corporation, limited liability company, limited partnership or trust duly formed, validly existing and in good standing under the Laws of the United States of America or the state of its incorporation or formation, as the case may be. Each Seller Subsidiary has the requisite power and authority as a corporation or other legal entity to carry on its business as it is now being conducted as described in the Proxy Statement.
     2. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in [                    ],1 and each Seller Subsidiary (other than First Indiana Bank, which is organized under the Laws of the United States of America) is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for qualification or licensing in any such jurisdiction in which the failure to be so qualified or licensed would not have a Seller Material Adverse Effect.
     3. The Seller has the requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.
     4. The execution and delivery of the Merger Agreement by the Seller and the consummation by the Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller.
     5. The Merger Agreement has been duly and validly executed and delivered by the Seller and, assuming the due execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, (a) except as such enforceability may be subject to the effect of any Laws affecting insured depository institutions, applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, receivership, moratorium or similar Laws affecting creditors’ rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of the indemnity provisions may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the IBCL.

[1]	To be completed by Seller’s counsel.

     6. The authorized capital stock of the Seller consists, immediately prior to the Effective Time, of 33,000,000 shares of Seller Common Stock and 2,000,000 shares of $.01 par value preferred stock.
     7. The execution and delivery of the Merger Agreement by the Seller do not, and the consummation of the transactions contemplated by the Merger Agreement by the Seller will not, conflict with or violate (a) the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, each as amended to the date hereof, (b) any Laws of the United States of America or the State of Indiana applicable to the Seller or any Seller Subsidiary or by which any of their respective properties is bound or affected, or (c) to our knowledge, any Orders applicable to the Seller or any Seller Subsidiary or by which any of their respective properties is bound or affected, the conflict with which or the violation of which would, in our judgment, be reasonably expected to result in a Seller Material Adverse Effect.
     8. To our knowledge, except as otherwise set forth in the Seller Disclosure Schedule, there is no Proceeding pending or overtly threatened against the Seller or any Seller Subsidiary in writing which questions, directly or indirectly, the validity or enforceability of the Merger Agreement.
     9. Based solely on our review of the applicable stock record book of the Seller or the Seller Subsidiary, as the case may be, or the Subsidiary Organizational Documents of any Seller Subsidiary that is not a corporation and does not have certificated equity interests, the Seller or one or more of the Seller Subsidiaries owns of record, and to our knowledge beneficially, all of the outstanding shares of capital stock and/or equity interests, as applicable, of each Seller Subsidiary except for the preferred equity interests in First Indiana Capital Trust I and First Indiana Capital Statutory Trust II.
     10. The Proxy Statement (excluding all information about, or supplied or omitted by, the Company for use in the Proxy Statement, as to all of which we do not express any opinion), at the time it was first mailed to holders of Seller Common Stock and at the date of the Seller Stockholders’ Meeting, complied as to form in all material respects with the requirements of the Exchange Act.
* * * * * *
     We have participated in the preparation of the Proxy Statement and, in the course of such preparation, in conferences with certain officers and employees of the Seller with respect thereto. Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement, during the course of such participation, no facts have come to our attention which would lead us to believe that the Proxy Statement at the time it was first mailed to holders of Seller Common Stock and at the time of the Seller Stockholders’ Meeting, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to any information about, or supplied or omitted by, the Company for use in the Proxy Statement).

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ANNEX C
Form of Opinion of Counsel to Company2
     1. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Wisconsin and is in active status. The Company’s wholly-owned subsidiary, M&I Marshall & Ilsley Bank (the “Bank”), is a state banking association duly formed and validly existing under the Laws of the State of Wisconsin, is in active status and has the requisite corporate power and authority to carry on its business as it is now being conducted as described in the Company’s Annual Report filed on Form 10-K for the period ended December 31, 2006. For purposes of this Section 1, “active status” means that the Company or the Bank, as the case may be, has filed its most recent required annual report and has not filed articles of dissolution with the Wisconsin Department of Financial Institutions.
     2. Each of the Company and the Bank is duly qualified or licensed as foreign corporation or other foreign legal entity, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for qualification or licensing in any such jurisdiction in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect.
     3. The Company has the requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.
     4. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.
     5. The Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery thereof by the Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (a) except as such enforceability may be subject to the effect of any Laws affecting insured depository institutions, applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, receivership, moratorium or similar Laws affecting creditors’ rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of the indemnity provisions may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the WBCL.

[2]	Opinions to be adjusted, as necessary, to reflect the Conversion if the Conversion occurs prior to the Closing.

     6. The execution and delivery of the Merger Agreement by the Company do not, and the consummation of the transactions contemplated by the Merger Agreement by the Company will not, conflict with or violate (a) the Company Organizational Documents, (b) any Laws of the United States of America or the State of Wisconsin applicable to the Company or the Bank or by which any of their respective properties is bound or affected, or (c) to our knowledge, any Orders applicable to the Company or the Bank or by which any of their respective properties is bound or affected, the conflict with which or the violation of which would, in our judgment, be reasonably expected to result in a Company Material Adverse Effect.

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